As filed with the Securities and Exchange Commission on February 14, 2024

Registration No. 333-270870

Registration No. 333-263959

Registration No. 333-255487

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270870

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263959

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255487

IMPEL PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3058238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5201 Elliot Avenue West, Suite 260 Seattle, WA 98119	98119
(Address of Principal Executive Offices)	(Zip Code)

Impel Pharmaceuticals Inc. 2021 Equity Incentive Plan

Impel Pharmaceuticals Inc. 2021 Employee Stock Purchase Plan

Impel Pharmaceuticals Inc. 2018 Equity Incentive Plan

Impel Pharmaceuticals Inc. 2008 Equity Incentive Plan

(Full title of the plans)

Len Paolillo

Interim Chief Executive Officer

Impel Pharmaceuticals Inc.

201 Elliot Avenue West, Suite 260

Seattle, WA 98119

(Name and address of agent for service)

(206) 568-1466

(Telephone number, including area code, of agent for service)

Copies to:

Alan C. Smith, Esq.

Ryan Mitteness, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Tel: (650) 988-8500

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Impel Pharmaceuticals Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-270870), filed with the SEC on March 27, 2023;

•	Registration Statement on Form S-8 (No. 333-263959), filed with the SEC on March 29, 2022; and

•	Registration Statement on Form S-8 (No. 333-255487), filed with the SEC on April 23, 2021.

On December 19, 2023, the Company and Impel NeuroPharma Australia PTY LTD, its wholly-owned subsidiary (together, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). On February 1, 2024, the Bankruptcy Court entered an order approving the sale of the Debtors’ assets to JN Bidco LLC (“JN Bidco”) pursuant to that certain Asset Purchase Agreement by and between JN Bidco, as purchaser, and the Company, as seller, dated December 18, 2023 (the “Stalking Horse APA”). The sale of the Debtors’ assets pursuant to the Stalking Horse APA closed on February 12, 2024.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of the Company’s common stock pursuant to the Registration Statements. Accordingly, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such shares of common stock of the Company that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of common stock, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 14, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

IMPEL PHARMACEUTICALS INC.

/s/ Brandon Smith
Name:	Brandon Smith
Title:	Chief Restructuring Officer